FOR IMMEDIATE RELEASE

For additional information contact:
K.M. Hoveland
President and Chief Executive Officer
(626) 339-9663

KAISER FEDERAL FINANCIAL GROUP, INC.

COMPLETES SECOND STEP CONVERSION AND $63.8 MILLION STOCK OFFERING

Covina, California, November 19, 2010 – Kaiser Federal Financial Group, Inc. (the “Company”) (Nasdaq: KFFG), the holding company for Kaiser Federal Bank, announced today that it has completed the conversion from a mutual holding company structure to a stock holding company form of organization and related public offering. Kaiser Federal Bank is now 100% owned by the Company and the Company is 100% owned by public stockholders.  The Company sold a total of 6,375,000 shares of common stock in the subscription, community and syndicated community offerings, including 382,500 shares to the Kaiser Federal Bank employee stock ownership plan.  All shares were sold at a purchase price of $10.00 per share.  Keefe, Bruyette & Woods, Inc. acted as selling agent for the subscription offering and community offering portions of the offering.  Keefe, Bruyette & Woods, Inc. also acted as sole book-running manager and Sterne, Agee & Leach, Inc. acted as co-manager for the syndicated community offering portion of the offering.

Concurrent with the completion of the offering, shares of K-Fed Bancorp common stock owned by public stockholders were exchanged for 0.7194 shares of the Company’s common stock.  Cash in lieu of fractional shares will be paid at a rate of $10.00 per share.  As a result of the offering, the exchange and cash in lieu of fractional shares, the Company now has approximately 9,558,960 shares outstanding and a market capitalization of approximately $95.6 million.

The shares of common stock sold in the offering and issued in the exchange will begin trading on the NASDAQ Global Market on November 19, 2010 under the symbol “KFFG.”  Statements reflecting the ownership of shares of common stock for shares purchased in the subscription and community offerings are expected to be mailed to subscribers on or about November 19, 2010.  Syndicated community offering subscribers and current stockholders of K-Fed Bancorp that hold their shares in street name or in book-entry form will have shares of the Company deposited directly to their accounts. Stockholders of K-Fed Bancorp holding shares in certificated form will be mailed a statement reflecting that stockholder’s ownership of shares on or about November 23, 2010 and a check representing cash in lieu of fractional shares.  Existing K-Fed Bancorp stock certificates will be void following completion of the conversion.

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., served as special counsel to the Company and K-Fed Bancorp for the conversion and offering.  Breyer & Associates, PC acted as counsel to Keefe, Bruyette & Woods, Inc. for the conversion and offering.  RP Financial, LC., Arlington, Virginia served as independent appraiser for the conversion and offering.

This press release contains certain forward-looking statements about the conversion and reorganization within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; demand for loans in Kaiser Federal Bank’s market area; adverse changes in general economic conditions, either nationally or in Kaiser Federal Bank’s market areas; adverse changes within the securities markets; legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiary are engaged; the future earnings and capital levels of Kaiser Federal Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; and other risks detailed from time to time in the Company’s SEC filings. Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.